UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 4, 2013
Date of Report (Date of earliest event reported)
EPICOR SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	333-178959	45‑1478440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4120 Dublin Ave Suite 300 Dublin, California	94568
(Address of principal executive offices)	(Zip Code)
(925) 361-9900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
   ❑Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ❑ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
   ❑Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
   ❑Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

1.Appointment of Joseph L. Cowan as Director; Restricted Unit Grant
On November 4, 2013, the Board of Directors (the “Board”) of Epicor Software Corporation (the “Company”) appointed Company CEO and President Joseph L. Cowan to the Board. Mr. Cowan was previously appointed Company CEO and President on October 4, 2013 as described in the Form 8-K filed with the SEC by the Company on October 10, 2013. Mr. Cowan’s term as a director is undefined. He will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. In connection with his service to the Company as a director, Mr. Cowan will not be entitled to receive any additional cash or equity compensation above what he already receives as CEO and President. The Board does not currently anticipate that Mr. Cowan will serve on any Committees of the Board.

Additionally, in connection with his appointment as CEO and President, the Board, following the recommendation of its Compensation Committee granted Mr. Cowan 5,186,873 Series C restricted units (“RUs”) in Eagle Topco ("Partnership") under the Company’s restricted partnership unit plan. The RU’s are scheduled to vest pursuant to the vesting conditions contained in the form of Restricted Unit Agreement filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-4 as filed by the Company on January 11, 2012, which is incorporated by reference herein.

2.Approval of CFO Relocation Agreement

On November 4, 2013, the Board approved the relocation of the Company’s CFO, Kathleen M. Crusco, from the Company’s Dublin, California office to its Austin, Texas office. In connection with such relocation, and following the recommendation of its Compensation Committee, the Board on November 4, 2013 approved the terms of a Relocation Agreement with Ms. Crusco (the “Relocation Agreement”). The terms of the Relocation Agreement provide that:
•No Change in Salary, Bonus and Benefits
Ms. Crusco’s current annual cash salary, bonus and benefits shall remain unchanged as a result of this Agreement.
•Relocation/Moving Allowance to Austin.
The Company shall pay to Ms. Crusco a conditional one-time $100,000 cash bonus (the “Relocation Bonus”) on January 6, 2014 in order to assist her in the expenses incurred in moving and relocating to Austin, Texas from California. The Relocation Bonus shall only be payable if Ms. Crusco has completed the move by January 5, 2014 and may be used for any costs or expenses reasonably associated with or related to the Austin move. To the extent necessary, the Company shall provide Ms. Crusco with a gross up for any taxes incurred by her on any taxable portion of the Relocation Bonus. In the event that Ms. Crusco should voluntarily terminate her position as Company CFO (and not as a result of or following a change of control) before the end of the three (3) year period following her move to Austin, Ms. Crusco shall be required to promptly pay the Relocation Bonus back to the Company on a pro-rated basis calculated over the remainder of the 3 year period, i.e. $33,333 per year. Any gross-up is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)
The Company shall also pay Ms. Crusco for the reasonable airfare and lodging expense for one trip for her and her spouse to Austin for house hunting/closing purposes.

•	Severance
Ms. Crusco’s entitlement to severance under the Company’s Executive Severance Plan (the “Plan”) for a Qualified Termination (as defined in the Plan) shall be 12 months of base pay and 12 months of 100% on-target bonus payable according to the terms and conditions of the Plan. The terms of the Plan are more fully described in the Company’s previous SEC filings, including the Annual Report on Form 10-K for the period ending September 30, 2012 as filed with the SEC on December 12, 2012, as amended by Form 10-K/A on May 30, 2013. During such 12 month period, Ms. Crusco shall also continue to be entitled to participate in the Company's employee group health benefit plans under COBRA, and the premiums shall be paid by the Company, subject to her election to participate. Ms. Crusco was previously entitled to receive the same compensation and benefits under the Plan for nine months.

•Relocation to California from Austin upon Qualified Termination.
Following Ms. Crusco’s relocation to Austin and in the event of a Qualified Termination of her Employment as defined in the Plan, regardless of whether or not such Qualified Termination occurs in connection with a change of control of the Company, and if following such Qualified Termination, Ms. Crusco chooses to relocate her residence and family back to California from Austin, the Company shall reimburse her (a) for actual closing and related seller’s costs incurred in connection with the sale of her Austin home up to a total of $60,000, and (b) for reasonable moving expenses incurred in moving and relocating her family and household from Austin to California up to a total of $40,000. All such expenses must be incurred no later than the last day of the second calendar year following the year in which such Qualified Termination occurs. Such reimbursement shall only pertain to actual closing costs and moving related expenses, such as for household goods, automobiles, etc., and will not include any costs or expenses associated with the purchase of a residence in California such as points on loans. The Company shall provide a gross up for any taxes incurred by Ms. Crusco on any taxable relocation funds paid to her by the Company for her relocation to California. The payments to Ms. Crusco described above with respect to any relocation to California are intended to comply with Section 409A.

•	Ms. Crusco’s employment with the Company remains “At-Will”
The Relocation Agreement referenced in this Current Report on Form 8-K is expected to be filed as an exhibit with the Company’s Annual Report on Form 10-K for the period ended September 30, 2013.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: November 8, 2013    By: /s/John D. Ireland
John D. Ireland
Senior Vice President and General Counsel